Press Release	Contacts:
Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

Validus Holdings to Redeem its 8.875% Senior Notes Due 2040

NEW YORK – Aug. 17, 2023 – American International Group, Inc. (NYSE: AIG) (“AIG”) today announced that Validus Holdings, Ltd. (“Validus Holdings”), an AIG company, will redeem all of the outstanding 8.875% Senior Notes due 2040 (CUSIP 91915WAB8 / ISIN US91915WAB81) of Validus Holdings (the “Notes”) on September 21, 2023 (the “Redemption Date”) and directed The Bank of New York Mellon, the trustee with respect to the Notes (the “Trustee”), to deliver a notice of redemption to each registered holder of the Notes (the “Holders”).

On the Redemption Date, AIG will pay to each Holder a redemption price equal to the sum of the principal amount of Notes held by such Holder, accrued and unpaid interest thereon and a customary “make-whole” premium calculated in accordance with the indenture governing the Notes. The Notes are being redeemed in connection with the previously announced proposed sale of Validus Holdings and certain of its affiliates by AIG to RenaissanceRe Holdings Ltd. which is anticipated to close in the fourth quarter of 2023, subject to receipt of regulatory approvals and satisfaction of other customary closing conditions. As of August 17, 2023, $199,115,000 aggregate principal amount of the Notes were outstanding.

This press release does not constitute a notice of redemption of the Notes. Holders should refer to the notice of redemption delivered to the Holders by the Trustee, and this press release is qualified in its entirety by such notice.

# # #

Certain statements in this press release, including those describing the completion of the redemption and the proposed transaction with RenaissanceRe Holdings Ltd, constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

# # #

About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide insurance solutions that help businesses and individuals in approximately 70 countries and jurisdictions protect their assets and manage risks. For additional information, visit www.aig.com. AIG common stock is listed on the New York Stock Exchange.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.